Independent Auditors' Consent



To the Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust


We consent to the use of our reports dated February 18, 1998 with respect to The Dreyfus/Laurel Funds Trust (comprised of Dreyfus Premier Core Value Fund (formerly Dreyfus Core Value Fund), Dreyfus Premier Managed Income Fund and the Dreyfus Premier Limited Term High Income Fund) incorporated by reference in the Statements of Additional Information and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Transfer and Dividend Disbursing Agent, Custodian Counsel and Independent Auditors" in the Statements of Additional Information.







                                        KPMG Peat Marwick LLP


New York, New York
April 20, 1998